Exhibit 99.1

September 20, 2005

FOR IMMEDIATE RELEASE

Washington Mutual Elects Thomas C. Leppert to Board of Directors

 SEATTLE, Wash. – Washington Mutual, Inc. (NYSE: WM) announced today the election of Thomas C. Leppert to its board of directors.  Leppert, 51, is chairman of the board and chief executive officer of The Turner Corporation.

Leppert was named to his current position at The Turner Corporation in September of 1999 after joining its board the previous year.  During his leadership, the company has grown to become one of the largest commercial construction companies in the country with $7 billion in revenues in 2004 and 46 offices.

“We are delighted Tom has agreed to join our board and we welcome his broad real estate and financial services background, particularly as we continue to grow our company,” said Kerry Killinger, chairman and chief executive officer at Washington Mutual.  “His business accomplishments and industry knowledge make him a valuable addition to our board.”

As part of his election, Leppert was named to the Board of Directors’ Governance and Audit committees.

“I am honored to be elected to Washington Mutual’s board, and look forward to serving in this important capacity with such a dynamic company,” said Leppert.

Prior to joining Turner, Leppert served as a trustee of the Estate of James Campbell, which is based in Honolulu and has over $2 billion in real estate assets.  Before that he served as vice chairman of Pacific Century Financial Corporation and its primary subsidiary, the Bank of Hawaii, and was also previously president and chief executive officer at Castle & Cooke Properties, Inc. and Castle & Cooke Hawaii.

Earlier in his career, Leppert was a national partner with the Trammell Crow Company and was appointed by President Reagan as a White House Fellow in 1984, where he was assigned both to the Department of Treasury and the White House staff.

In addition to his many years of community service, Leppert serves on the Board of Directors for the U.S. Chamber of Commerce, as a member of the CEO Advisory Council of the U.S. Green Building Council (USGBC), and on the Board of Trustees for Claremont McKenna College.  He also serves on the Executive Committee of the Greater Dallas Chamber of Commerce, a group he previous chaired.

Leppert holds a BA degree in economics and accounting from Claremont McKenna College and received an MBA with distinction from Harvard Business School, where he currently serves on its Alumni Board of Directors.

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At June 30, 2005, Washington Mutual and its subsidiaries had assets of $323.53 billion. Washington Mutual currently operates more than 2,400 retail banking, mortgage lending, commercial banking and financial services offices throughout the nation. Washington Mutual’s press releases are available at www.wamunewsroom.com

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Media Contact: Adrian Rodriguez	Investor Contact: Doug Wisdorf
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